AMENDMENT TO

EXPENSE LIMITATION AGREEMENT

AMENDMENT made as of March 1, 2013, between Northern Lights Fund Trust, a Delaware statutory trust (the “Trust”) on behalf of EAS Crow Point Alternatives Fund, formerly the EAS Alternatives Fund and EAS Genesis Fund (the “Fund”), a series of the Trust and Emerald Asset Advisors, LLC, a Florida limited liability company (the “Adviser”), to that certain Expense Limitation Agreement, dated March 17, 2008, as revised March 25, 2010, between the Trust and the Adviser (the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to amend the Agreement to allow for its assignment and continuation upon the termination of the investment advisory agreement between the Trust and the Adviser;

WHEREAS, the parties acknowledge that the EAS Genesis Fund has been renamed the EAS Alternatives Fund and the Agreement has terminated with respect to the EAS Global Cycle Fund, because such Fund is no longer in existence.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and the Adviser hereby agree as follows:

1.

Fund Name .  All references in the Agreement to “EAS Genesis Fund” shall be replaced with “EAS Crow Point Alternatives Fund”.

2.

Termination.  Section 5 of the Agreement regarding termination of the Agreement is hereby replaced in its entirety with the following:

This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Funds, upon sixty (60) days' written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust.

3.

Miscellaneous.

(a)

This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

NORTHERN LIGHTS FUND TRUST

on behalf of the EAS Crow Point Alternatives Fund (formerly EAS Genesis Fund)

By:  /s/ Andrew Rogers

Name: Andrew Rogers

Title: President

EMERALD ASSET ADVISORS, LLC

By:  /s/ Scot Hunter

Name: Scot Hunter

Title: CEO